Exhibit 10(a)1

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

THE SOUTHERN COMPANY

The following are the annual base salaries of the current Chief Executive Officer and Chief Financial Officer of The Southern Company (the “Company”) and certain other current or former executive officers of the Company who served during 2009.

David M. Ratcliffe Chairman and Chief Executive Officer	$1,163,351
W. Paul Bowers* Executive Vice President and Chief Financial Officer	$680,000
Thomas A. Fanning President	$950,000
Charles D. McCrary Executive Vice President of the Company, President and Chief Executive Officer of Alabama Power Company	$701,976
Michael D. Garrett Executive Vice President of the Company, President and Chief Executive Officer of Georgia Power Company	$695,402
Art P. Beattie** Executive Vice President and Chief Financial Officer	$535,000

*      Through August 12, 2010
**      From August 13, 2010